Exhibit 99

Scripps Networks Interactive, Inc. reports second quarter 2017 preliminary results

KNOXVILLE, Tenn. — July 31, 2017 — Scripps Networks Interactive, Inc. (Nasdaq: SNI) today reported second quarter 2017 preliminary results through income from operations before income taxes. The company will be reporting final results, including, taxes, net income and earnings per share in its 10-Q filing at a later date.

Second Quarter 2017 Preliminary Consolidated Results

Consolidated operating revenues for the second quarter of 2017 were $925.0 million, an increase of 3.6% over the prior year period. Advertising revenues were $663.0 million, an increase of 2.5%, and distribution revenues were $239.7 million, an increase of 7.3% over the prior year period.

Consolidated income from operations before income taxes in the second quarter 2017 was $400.8 million, an increase of 20.8% compared with the prior year period. The increase was primarily driven by an increase in foreign currency transaction gains and a decrease in interest expense compared with the prior year quarter, along with a loss on the sale of investments in the second quarter of 2016. Consolidated adjusted segment profit(1) was $412.8 million, a decrease of 1.6%, compared with the prior year quarter. The decrease was primarily due to the expected increase in programming and selling, general and administrative costs compared with the prior year period. These expenditures were partially offset by the growth in operating revenues in the quarter.

SCRIPPS NETWORKS INTERACTIVE, INC.

PRELIMINARY CONSOLIDATED SELECTED FINANCIAL INFORMATION (UNAUDITED)

(in thousands)

	Three months ended June 30,			Six months ended June 30,
	2017	2016	% Change Fav / (Unfav)	2017	2016	% Change Fav / (Unfav)
Operating revenues:
Advertising	$663,034	$646,648	2.5%	$1,259,749	$1,218,503	3.4%
Distribution	239,685	223,446	7.3%	478,065	451,514	5.9%
Other	22,327	22,677	(1.5)%	42,352	39,632	6.9%

Total operating revenues	925,046	892,771	3.6%	1,780,166	1,709,649	4.1%

Operating expenses:
Cost of services, excluding depreciation and amortization	299,851	286,999	(4.5)%	578,890	566,666	(2.2)%
Selling, general and administrative	212,397	191,133	(11.1)%	419,767	389,954	(7.6)%
Depreciation	13,660	16,089	15.1%	28,620	33,386	14.3%
Amortization	25,058	25,654	2.3%	49,255	56,716	13.2%

Total operating expenses	550,966	519,875	(6.0)%	1,076,532	1,046,722	(2.8)%

Operating income	374,080	372,896	0.3%	703,634	662,927	6.1%
Interest expense, net	(24,203)	(33,175)	27.0%	(48,455)	(66,920)	27.6%
Equity in earnings of affiliates	20,973	21,712	(3.4)%	41,422	47,390	(12.6)%
(Loss) gain on derivatives	(3,672)	8,267	(144.4)%	(6,008)	11,033	(154.5)%
Gain (loss) on sale of investments	1,416	(16,373)	108.6%	1,416	191,824	(99.3)%
Miscellaneous, net	32,181	(21,672)	248.5%	59,721	(15,606)	482.7%

Income from operations before income taxes	$400,775	$331,655	20.8%	$751,730	$830,648	(9.5)%

Second Quarter 2017 Preliminary Segment Results

U.S. Networks’ operating revenues for the second quarter of 2017 were $779.0 million, an increase of 3.6% compared with the prior year quarter. Advertising revenues were $552.7 million, an increase of 2.2%. This improvement reflects the continued strength in pricing in the U.S. advertising market for our lifestyle brands, partially offset by a decline in impressions delivered and advertising inventory mix shifts in the quarter. U.S. Networks’ distribution revenues increased by 8.1% to $211.9 million. This increase was driven by negotiated annual rate increases and revenues generated from over-the-top and non-linear distribution platforms, partially offset by subscriber declines compared to the prior year quarter.

U.S. Networks’ income from operations before income taxes for the second quarter of 2017 was $390.0 million, flat compared with the prior year quarter. U.S. Networks’ adjusted segment profit(1) was $398.7 million, a decrease of 1.5%, compared with the prior year quarter. The decrease was primarily driven by an expected increase in expenses, partially offset by the growth in operating revenues.

International Networks’ operating revenues for the second quarter of 2017 were $153.3 million, an increase of 4.2% compared with the prior year quarter. International Networks’ income from operations before income taxes was $43.3 million compared with $48.1 million in the prior year quarter, while adjusted segment profit(1) was $38.8 million compared with $37.4 million in the prior year quarter.

Second Quarter 2017 Preliminary Consolidated Balance Sheet Highlights

•	Cash and cash equivalents totaled $131.6 million and $122.9 million at June 30, 2017 and December 31, 2016, respectively.

•	Debt totaled $3.0 billion and $3.2 billion at June 30, 2017 and December 31, 2016, respectively.

(1)	This press release includes several metrics, including consolidated segment profit (loss) and consolidated adjusted segment profit (loss) that are not calculated in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”). See the Non-GAAP Financial Measures section of this press release for discussion of consolidated segment profit (loss) and consolidated adjusted segment profit (loss) and a reconciliation to their respective most comparable financial measure calculated in accordance with GAAP.

Guidance

As a result of the ratings and impression softness in the U.S. market, we now expect 2017 revenue growth to be approximately 4%, down from the previously issued growth of approximately 6%. Additionally, as a result of our anticipated revenue growth, offset by increased programming, selling, general and administrative expenses, we now expect segment profit to be approximately flat for the year, down from the previously issued growth of approximately 3%. All our other guidance remains unchanged.

Forward-Looking Statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from the expectations expressed in forward-looking statements, including changes in advertising demand and other economic conditions as well as other reasons described in our Securities and Exchange Commission filings, including those set forth in the Risk Factors section and under the caption entitled “Forward-Looking Statements” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our most recently filed Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive

Scripps Networks Interactive, Inc. (Nasdaq: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company’s lifestyle media portfolio includes leading TV and entertainment brands HGTV, Food Network, Travel Channel, DIY Network, Cooking Channel and Great American Country. Its digital division Scripps Lifestyle Studios, creates compelling content for online, social and mobile platforms. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living Network. The company’s global networks and websites reach millions of consumers across North and South America, Asia-Pacific, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, MGallentine@scrippsnetworks.com;

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com; or

Kristin Alm, 865-560-4316, KAlm@scrippsnetworks.com

Non-GAAP Financial Measures

In addition to results prepared in accordance with GAAP provided in this press release, the company has also presented consolidated segment profit (loss) and consolidated adjusted segment profit (loss).

The company evaluates the operating performance of its businesses and uses a financial measure referred to as segment profit (loss). Consolidated segment profit (loss) is the aggregate of the segment profit for each of our two reportable segments. Segment profit (loss) is defined as income (loss) from operations before income taxes, excluding depreciation, amortization, goodwill write-downs, interest expense, equity in earnings of affiliates, gain (loss) on derivatives, gain (loss) on sale of investments, other miscellaneous non-operating expenses and income taxes, which are included in net income (loss) determined in accordance with GAAP.

The company uses segment profit (loss) to assess the operating results and performance of its businesses and makes decisions about the allocation of resources to businesses using this financial measure. The company believes segment profit (loss) is relevant to investors because it allows them to analyze and evaluate the operating performance of its segments consistent with management. Depreciation and amortization charges are a result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from segment profit (loss). Also excluded from segment profit (loss) are financing, tax structuring and acquisition and divestiture decisions, which are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables management to evaluate operating performance based on current economic conditions and decisions made by the managers of the businesses in the current period.

The company defines consolidated adjusted segment profit (loss) as segment profit (loss), excluding the impact of items not routine in nature. The company believes consolidated adjusted segment profit (loss) is relevant to investors because it allows them to analyze the performance of segments excluding the impact of items not routine in nature or core to regular business operations.

Consolidated segment profit (loss) and consolidated adjusted segment profit (loss) are non-GAAP measures and should be considered in addition to, but not as a substitute for, income from operations before income taxes and other measures of financial performance reported in accordance with GAAP. Since consolidated segment profit (loss) and consolidated adjusted segment profit (loss) are not measures of financial performance calculated in accordance with GAAP, these non-GAAP measures may not be comparable to similar measures with similar titles used by other companies. Supplemental schedules providing a reconciliation of the non-GAAP measure to its respective most comparable financial measure in accordance with GAAP are included within this press release on the following pages.

Segment Profit and Adjusted Segment Profit - Q2 2017 and 2016

	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Three months ended		Three months ended		Three months ended		Three months ended
	June 30,		June 30,		June 30,		June 30,
(in thousands)	2017	2016	2017	2016	2017	2016	2017	2016
Income (loss) from operations before income taxes	$389,950	$389,925	$43,316	$48,068	$(32,491)	$(106,338)	$400,775	$331,655
Interest (expense) income, net	(144)	(69)	206	(7,076)	(24,265)	(26,030)	(24,203)	(33,175)
Equity in earnings of affiliates	7,846	9,014	13,127	12,698	—	—	20,973	21,712
(Loss) gain on derivatives	—	—	—	—	(3,672)	8,267	(3,672)	8,267
(Loss) gain on sale of investments	—	(16,373)	1,416	—	—	—	1,416	(16,373)
Miscellaneous, net	3,481	18,952	7,896	23,823	20,804	(64,447)	32,181	(21,672)

Operating income (loss)	378,767	378,401	20,671	18,623	(25,358)	(24,128)	374,080	372,896
Depreciation	9,961	12,716	3,045	3,114	654	259	13,660	16,089
Amortization	9,994	10,022	15,064	15,632	—	—	25,058	25,654

Segment profit (loss)	398,722	401,139	38,780	37,369	(24,704)	(23,869)	412,798	414,639
TVN transaction and integration expenses	—	17	—	(18)	—	736	—	735
Reorganization costs	—	3,713	—	—	—	214	—	3,927

Adjusted segment profit (loss)	$398,722	$404,869	$38,780	$37,351	$(24,704)	$(22,919)	$412,798	$419,301

Segment Profit and Adjusted Segment Profit - Year-to-Date 2017 and 2016

	U.S. Networks		International Networks		Corporate and Other		Consolidated
	Six months ended		Six months ended		Six months ended		Six months ended
	June 30,		June 30,		June 30,		June 30,
(in thousands)	2017	2016	2017	2016	2017	20\16	2017	2016
Income (loss) from op1erations before income taxes	$759,713	$944,606	$76,931	$76,111	$(84,914)	$(190,069)	$751,730	$830,648
Interest (expense) income, net	(264)	(86)	353	(13,943)	(48,544)	(52,891)	(48,455)	(66,920)
Equity in earnings of affiliates	13,089	16,746	28,333	30,644	—	—	41,422	47,390
(Loss) gain on derivatives	—	—	—	—	(6,008)	11,033	(6,008)	11,033
Gain on sale of investments	—	191,824	1,416	—	—	—	1,416	191,824
Miscellaneous, net	5,964	22,440	27,799	54,880	25,958	(92,926)	59,721	(15,606)

Operating income (loss)	740,924	713,682	19,030	4,530	(56,320)	(55,285)	703,634	662,927
Depreciation	21,460	26,911	5,917	5,955	1,243	520	28,620	33,386
Amortization	19,912	20,043	29,343	36,673	—	—	49,255	56,716

Segment profit (loss)	782,296	760,636	54,290	47,158	(55,077)	(54,765)	781,509	753,029
TVN transaction and integration expenses	—	17	—	(31)	—	2,104	—	2,090
Restructuring costs	—	(29)	—	—	—	(281)	—	(310)
Reorganization costs	—	7,519	—	—	—	3,732	—	11,252

Adjusted segment profit (loss)	$782,296	$768,143	$54,290	$47,127	$(55,077)	$(49,210)	$781,509	$766,061

Consolidated Segment Profit – 2017 Full Year Guidance Reconciliation

Estimated Guidance
(in thousands)	Year ending December 31, 2017
Income from operations before income taxes	$1,277,000 – $1,295,000
Interest expense, net	(95,000) – (100,000)
Equity in earnings of affiliates	55,000 – 65,000
Loss on derivatives	(5,000) – (10,000)
Gain on sale of investments	2,000 – 5,000
Miscellaneous, net	55,000 – 65,000

Operating income	1,265,000 – 1,270,000
Depreciation & amortization	155,000 – 160,000

Segment profit	$1,420,000 – $1,430,000